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                                                                  Exhibit (a)(6)

                [Letterhead of Credit Suisse First Boston]


November 14, 1998



The Board of Directors
CalMat Co.
3200 San Fernando Road
Los Angeles, CA  90065

Dear Sirs and Madame:

You have asked us to advise you with respect to the fairness to the stockholders of CalMat Co. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 14, 1998 (the "Acquisition Agreement"), by and among the Company, Vulcan Materials Company, a New Jersey corporation (the "Acquiror"), and ALB Acquisition Corporation (the "Sub"). The Acquisition Agreement provides for a tender offer by Sub (the "Offer") for all of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), including the associated common share purchase rights, of the Company at a purchase price of $31.00 per share in cash. The Acquisition Agreement further provides that following completion of the Offer, Sub will be merged into the Company (the "Merger") pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Common Stock of the Company will be converted into the right to receive $31.00 in cash.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company, and we have compared this data with similar data for other publicly held companies in businesses similar to the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed


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                                                               November 14, 1998
                                                                          Page 2


that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger, does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Offer or how such stockholder should vote on the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION


By: /s/ Steven Koch
    -----------------------
       Steven Koch
       Managing Director